Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

PRELIMINARY FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Scott Depot, West Virginia, February 7, 2008 – International Coal Group, Inc. (NYSE: ICO) today reported its preliminary financial results for the fourth quarter and full year ended December 31, 2007.

The preliminary fourth quarter and full year operating results reported here do not include an anticipated non-cash charge for goodwill impairment at four older facilities—specifically the Knott County, East Kentucky, Hazard and Eastern operations—expected to be approximately $170 million, or approximately $110 million after income taxes. The charge, which is not expected to have any effect on 2008 operating results or cash flows, is discussed in more detail below.

•	Revenues were $205.6 million for the fourth quarter of 2007 compared to $226.7 million for the same period a year ago.

•

The Company reported a preliminary net loss, prior to any impairment adjustment, of $16.0 million, or $0.11 per share on a fully diluted basis, in the fourth quarter of 2007, compared to a net loss of $97,000, or breakeven on a per share fully diluted basis, for the same period in 2006. “Preliminary net loss” is a non-GAAP measure and, for purposes of this release, means net loss, without giving effect to any impairment adjustment.

•

Adjusted EBITDA, or net income or loss before deducting interest expense, income taxes, depreciation, depletion, amortization, impairment charges and minority interest, was $3.5 million for the fourth quarter of 2007, compared to $30.9 million for the fourth quarter of 2006.

“As expected, our preliminary fourth quarter performance reflects the transitional nature of 2007, both in terms of pricing and development of several new mining operations,” said Ben Hatfield, President and CEO of ICG. “We experienced some production shortfalls as we began staffing up our new Beckley mining complex and continued expansion of our Sentinel mine. In addition, performance at ICG Illinois was hampered by a boiler explosion at its largest customer that disrupted shipments and restricted production. These issues, coupled with regulatory delays and increased compliance costs, came to bear on a tight quarter without benefit from the recent rebound in coal prices. During the fourth quarter, we initiated a series of operating changes that have recently resulted in performance improvement at several operations–particularly at our Raven and Buckhannon operations.”

Hatfield continued, “Despite a very difficult year, we are nearing the completion of a year-long transition designed to strengthen our operating base and replace brokered coal income with three new strategic mining projects. These new projects represent nearly 4 million annual tons, most of which is higher-margin metallurgical coal.

“ICG’s ramp-up in metallurgical production is well-timed, as we have signed several attractively-priced contracts with domestic and international customers over the past few months,” Hatfield noted. “At the Beckley Complex, for example, we have sold nearly 1.4 million tons of low-volatile metallurgical coal under terms ranging from one-to-three years with average prices near $90.00 per ton. We also retain a substantial uncommitted metallurgical coal position, both at Beckley and Sentinel, which we believe will enable ICG to capture additional market upside, particularly in 2009.”

Hatfield added, “Robust international thermal and metallurgical markets are driving current price momentum. We are also seeing the initial signs of price strength carry into our traditional domestic markets due to the combination of increased exports, higher utility demand and lower U.S. coal production. We expect our overall 2008 operating performance to be much-improved, particularly after the first quarter, as production from our new mining operations reaches planned capacity, several recent cost-savings initiatives yield results, and our higher priced sales contracts come into play. To achieve our desired operating results, we will focus on managing what we view as the most significant execution risks in a rising market: shortages of labor, inflation of wages and commodity prices, and delays in regulatory permits and approvals, all of which can negatively impact both costs and production.”

Preliminary 2007 Full-Year Results

Revenues for the year ended December 31, 2007 totaled $849.8 million, compared to $891.6 million for the year ended December 31, 2006. Our preliminary net loss for 2007 was $35.6 million, or $0.23 per share on a fully diluted basis, versus a net loss of $9.3 million, or $0.06 per share on a fully diluted basis, for 2006. The Company reported Adjusted EBITDA of $61.3 million for 2007, compared to $72.0 million for 2006.

Expected Impairment of Goodwill

The preliminary fourth quarter and full year operating results do not include the above-discussed anticipated material non-cash charge to earnings for impairment of goodwill. The Company will include the final amount of that charge in its Form 10-K to be filed with the Securities and Exchange Commission.

Generally accepted accounting principles (GAAP) require, at a minimum, annual impairment testing of goodwill. Additionally, GAAP requires that this impairment testing be performed at the operating complex level, not on a company-wide basis. Under the Company’s accounting policies, this impairment testing has been performed for each mining complex using cash flow projections prepared as of October 31st. As a result, the Company’s cash flow projections being used in its impairment testing do not reflect the benefit of substantial increases in coal prices that have occurred since October 31, 2007.

Sales, Production and Reserves

ICG sold 4.4 million tons of coal during the fourth quarter of 2007, compared to 4.8 million tons in the same 2006 period. Production totaled 3.9 million tons in the fourth quarter of 2007 versus 4.2 million tons in the fourth quarter of 2006.

For 2007, ICG sold 18.3 million tons of coal, compared to 19.4 million tons in 2006. Coal production for 2007 totaled 16.4 million tons versus 16.5 million tons in 2006.

As of December 31, 2007, ICG controlled approximately 965 million tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls approximately 533 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

Increased world demand for coal and reduced domestic production continue to reshape U.S. coal markets, resulting in strong price growth for both steam and metallurgical coal. Continued supply problems in Australia and South Africa, coupled with a severe winter in China, have created supply shortages in the international market and new opportunities for U.S. suppliers. As of January 31, 2008, prompt month Central Appalachian spot rail prices had risen by more than $30 per ton since the end of the third quarter 2007, a 65% increase.

Energy Information Administration production data for 2007 indicates that Central Appalachian regional coal production is down nearly 13 million tons, compared to the same period a year ago. At the same time, electricity generation is up nearly 3% year-over-year for the same period, according to the Edison Electric Institute. Additionally, U.S. coal exports were up 15% through November 2007, while coal imports were essentially flat, compared to the prior year. ICG expects coal exports to increase further during 2008, continuing the trend of export growth after the 10 million ton increase for 2007.

“We believe that continued strong international demand, declining domestic production driven by regulatory constraints, and increased electricity demand will result in continued price growth,” said Hatfield.

The Company has a strong committed sales level for 2008 and 2009, yet maintains appropriate uncommitted positions that are expected to allow the Company to benefit from further market improvement.

•

Committed and priced sales for 2008 are approximately 18.2 million tons or 89% of planned shipments. For 2009, approximately 11.4 million tons or 55% of planned shipments is committed and priced. For 2010, priced sales represent only 29% of planned shipments.

•	The 2008 priced volume averages $44.80 per ton, excluding freight and handling expenses.

•	Approximately 42% of 2008 unpriced tonnage is metallurgical coal.

Operational Update

•

The new Beckley complex in Raleigh County, West Virginia, is progressing toward full production of 1.4 million annual tons of high quality, low-volatile metallurgical coal by mid-2008. Growing demand for the Beckley product has led to improved pricing expectations. The Company estimates that the Pocahontas No. 3 seam currently being mined contains in excess of 30 million tons of recoverable coal reserves. The Beckley complex began operation of its newly constructed, state-of-the-art coal preparation and rail loading facility in the fourth quarter of 2007.

•

The Sentinel complex in Barbour County, West Virginia, is also progressing toward full production of 1.5 million annual tons of high-volatile metallurgical and premium utility coal in the second quarter of 2008. The third and final production section came on line in January 2008.

•

Site construction at ICG’s Tygart #1 complex in Taylor County, West Virginia, is expected to get underway in mid-2008, with production expected to begin in late 2009. At full output, Tygart is expected to produce 3.5 million tons annually of high-volatile metallurgical or premium utility coal.

•

ICG Illinois’ Viper Mine complex is planning construction of a new portal facility to provide more direct access to the mine’s remaining reserves, while eliminating the cost burden of maintaining miles of previously mined area. The project is expected to be completed in 2010. Reserves at the mine total 32.9 million tons. Favorable market demand is expected to result in a production increase of 15% in 2008 versus 2007.

Other Recent Developments

•

ICG Eastern received the state of West Virginia’s highest honor for environmental excellence in coal mining. The Greenlands Award was presented to ICG Eastern for overall outstanding environmental stewardship in its ongoing mining and reclamation efforts in 2007 by the West Virginia Department of Environmental Protection (WVDEP). The WVDEP also honored Wolf Run Mining Company and Patriot Mining Company with awards for exemplary environmental performance. The awards represent ICG’s commitment to complying with environmental regulations at all of its operations.

Liquidity and Debt

As of December 31, 2007, the Company had $107.2 million in cash on hand. Total debt as of December 31, 2007 was $412.3 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes. At year end, the Company had $30.0 million in available borrowing capacity under its credit agreement. ICG’s capital requirements for the balance of 2008 relate largely to investment in new lower-cost operations, principally the completion of the Beckley project and the initial development phase of the Tygart Valley project.

Outlook

The Company is providing the following guidance:

•

For 2008, the Company expects to sell approximately 19.5 million to 20.5 million tons of coal. The average selling price is projected to be $47.00 to $48.00 per ton, with average cost per ton sold expected to be $40.00 to $41.25 excluding selling, general and administrative expenses. Coal production is expected to total 18.5 million to 19.5 million tons, of which 1.9 million tons is projected to be sold as metallurgical quality.

•

For 2009, the Company expects to sell approximately 20.0 million to 21.0 million tons of coal. The Company currently anticipates that its prices on average will be between $51.00 and $53.00 based on recent price indications. Coal production is expected to total 19.0 to 20.0 million tons, of which 2.2 million tons is projected to be sold as metallurgical quality.

•	The Company’s outlook for expected coal pricing by region for 2008 and 2009 is as follows:

Region	2007 Actual	2008 Forecast			2009 Forecast
CAPP	$46.09	$51.00	-	$52.00	$56.00	-	$59.00
NAPP	$36.87	$44.50	-	$45.50	$47.00	-	$49.00
ILB	$29.81	$30.25	-	$30.50	$31.20	-	$31.75
Total	$42.54	$47.00	-	$48.00	$51.00	-	$53.00

•

Coal exports in 2008 are projected to total approximately 3.0 million tons, including approximately 1.5 million tons of metallurgical coal and approximately 1.5 million tons of steam coal. The Company also expects strong opportunities for 2009 export market participation.

•	Capital expenditures are expected to total approximately $157 million in 2008 and $192 million in 2009.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 12 active mining complexes, of which 11 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG's production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG's business; ICG's plans and objectives for future operations and expansion or consolidation; ICG's relationships with, and other conditions affecting, ICG's customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG's coal mining and production, and those affecting ICG’s customers' coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG's reserves; ICG's assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG's properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill and long-lived assets; the ongoing effect of the Sago mine accident; ICG's liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls; and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2006 Annual Report on Form 10-K/A and in our subsequent filings on Form 10-Q/A, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 AND 2006

(in thousands, except share and per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2007		2006	2007		2006
Revenues:
Coal sales revenues	$188,207		$205,531	$780,288		$833,998
Freight and handling revenues	5,324		4,733	19,969		18,890
Other revenues	12,111		16,453	49,578		38,706

Total revenues	205,642		226,717	849,835		891,594
Costs and expenses:
Cost of coal sales	180,276		174,494	738,063		739,914
Freight and handling costs	5,324		4,733	19,969		18,890
Cost of other revenues	8,921		8,898	36,060		29,418
Depreciation, depletion and amortization	20,898		22,037	86,885		72,218
Selling, general and administrative	7,483		8,809	33,351		34,578
Gain on sale of assets, net	(858)		(239)	(38,656)		(1,125)

Total costs and expenses	222,044		218,732	875,672		893,893

Income (loss) from operations	(16,402)		7,985	(25,837)		(2,299)
Interest and other income (expense):
Interest expense, net	(9,197)		(5,130)	(35,832)		(18,091)
Other, net	(1,000)		886	301		2,113

Total interest and other expense, net	(10,197)		(4,244)	(35,531)		(15,978)

Income (loss) before income taxes and minority interest	(26,599)		3,741	(61,368)		(18,277)
Income tax benefit (expense)	10,731		(3,921)	25,403		9,015
Minority interest	(163)		83	349		(58)

Net loss	$(16,031	)(1)	$(97)	$(35,616	)(1)	$(9,320)

Other Data:
Adjusted EBITDA (a)	$3,496		$30,908	$61,349		$72,032
Net loss per share:
Basic and diluted	$(0.11)		$(0.00)	$(0.23)		$(0.06)
Weighted average shares—basic	152,428,001		152,118,947	152,304,461		152,028,165
Weighted average shares—diluted	152,428,001		152,118,947	152,304,461		152,028,165

(1)	Preliminary—Prior to impairment charge.
(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion and amortization, impairment charges and minority interest. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(in thousands)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$107,150	$18,742
Accounts receivable, net	83,765	71,093
Inventories, net	40,679	40,587
Deferred income taxes	5,087	5,950
Prepaid expenses and other	28,551	31,710

Total current assets	265,232	168,082
Property, plant, equipment and mine development, net	972,902	920,094
Debt issuance costs, net	13,523	12,472
Advanced royalties, net	14,661	12,634
Goodwill	200,640	196,757
Other non-current assets	5,263	6,852

Total assets	$1,472,221	$1,316,891

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,326	$56,391
Short-term debt	—	19,815
Current portion of long-term debt and capital leases	4,234	1,749
Current portion of reclamation and mine closure costs	7,333	4,198
Current portion of employee benefits	2,925	2,555
Accrued expenses and other	63,192	50,968

Total current liabilities	147,010	135,676
Long-term debt and capital leases	408,096	178,286
Reclamation and mine closure costs	75,825	88,472
Employee benefits	55,132	45,390
Deferred income taxes	112,604	141,553
Below-market coal supply agreements	39,668	58,882
Other non-current liabilities	8,062	9,186

Total liabilities	846,397	657,445
Minority interest	35	1,096
Stockholders’ equity:
Common stock	1,530	1,529
Additional paid-in capital	639,160	633,937
Accumulated other comprehensive income	(5,903)	(3,846)
Retained earnings	(8,998)	26,730

Total stockholders’ equity	625,789	658,350

Total liabilities and stockholders’ equity	$1,472,221	$1,316,891

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(in thousands)

	Year Ended December 31,
	2007		2006
Cash flows from operating activities:
Net loss	$(35,616	)(1)	$(9,320)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	86,885		72,218
Write-off and amortization of deferred finance costs	8,291		3,418
Amortization of accumulated post-retirement benefit obligation	283		—
Minority interest	(349)		58
Compensation expense related to restricted stock and stock options	5,224		5,668
Gain on sale of assets, net	(38,656)		(1,125)
Provision for doubtful accounts	614		—
Deferred income taxes	(25,403)		3,239
Changes in assets and liabilities:
Accounts receivable	(13,717)		(5,885)
Inventories	(92)		(20,958)
Prepaid expenses and other	1,747		(10,201)
Other non-current assets	(427)		(2,553)
Accounts payable	11,872		(1,832)
Accrued expenses and other	12,105		12,268
Reclamation and mine closure costs	4,191		5,014
Other liabilities	5,200		5,582

Net cash from operating activities	22,152		55,591
Cash flows from investing activities:
Proceeds from the sale of assets	46,524		3,782
Net proceeds from sale-leaseback	—		5,413
Additions to property, plant, equipment and mine development	(160,431)		(165,658)
Cash paid related to acquisitions and net assets acquired	(12,717)		(4,721)
Withdrawals of restricted cash	193		415
Distribution to joint venture	(100)		—

Net cash from investing activities	(126,531)		(160,769)
Cash flows from financing activities:
Proceeds from short-term debt	26,082		10,375
Repayments on short-term debt	(45,368)		(20,400)
Proceeds long-term debt	65,000		71,543
Repayments on long-term debt and capital leases	(68,585)		(112,418)
Proceeds from senior notes offering	—		175,000
Proceeds from convertible senior notes offering	225,000		—
Debt issuance costs	(9,342)		(9,367)

Net cash from financing activities	192,787		114,733

Net change in cash and cash equivalents	88,408		9,555
Cash and cash equivalents, beginning of year	18,742		9,187

Cash and cash equivalents, end of year	$107,150		$18,742

(1)	Preliminary—Prior to impairment charge.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2007		2006	2007		2006
Net loss	$(16,031	)(1)	$(97)	$(35,616	)(1)	$(9,320)
Depreciation, depletion and amortization	20,898		22,037	86,885		72,218
Interest expense, net	9,197		5,130	35,832		18,091
Income tax benefit	(10,731)		3,921	(25,403)		(9,015)
Minority interest	163		(83)	(349)		58

Adjusted EBITDA	$3,496		$30,908	$61,349		$72,032

(1)	Does not reflect impairment charge.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

OPERATING STATISTICS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 and 2006 (Unaudited)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended December 31, 2007:
Tons sold	2,778	869	462	289	4,398
Coal sales revenues	$128,299	$33,613	$13,641	$12,654	$188,207
Cost of coal sales	$121,231	$36,097	$9,961	$12,987	$180,276
Coal sales revenue per ton	$46.18	$38.68	$29.53	$43.79	$42.79
Cost of coal sales per ton	$43.64	$41.54	$21.56	$44.94	$40.99
For the three months ended December 31, 2006:
Tons sold	2,849	788	534	599	4,770
Coal sales revenues	$137,687	$26,629	$13,286	$27,929	$205,531
Cost of coal sales	$108,314	$32,992	$11,798	$21,390	$174,494
Coal sales revenue per ton	$48.33	$33.79	$24.88	$46.63	$43.09
Cost of coal sales per ton	$38.02	$41.87	$22.09	$35.71	$36.58
For the year ended December 31, 2007:
Tons sold	11,323	3,291	2,025	1,704	18,343
Coal sales revenues	$521,826	$121,345	$60,368	$76,749	$780,288
Cost of coal sales	$475,381	$148,039	$46,717	$67,926	$738,063
Coal sales revenue per ton	$46.09	$36.87	$29.81	$45.04	$42.54
Cost of coal sales per ton	$41.98	$44.98	$23.07	$39.86	$40.24
For the year ended December 31, 2006:
Tons sold	10,905	3,281	2,019	3,166	19,371
Coal sales revenues	$534,429	$109,184	$49,842	$140,543	$833,998
Cost of coal sales	$427,370	$150,649	$46,546	$115,349	$739,914
Coal sales revenue per ton	$49.01	$33.28	$24.69	$44.39	$43.05
Cost of coal sales per ton	$39.19	$45.92	$23.05	$36.43	$38.20

(a)	“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coals sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.